Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Allied Gaming & Entertainment Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	457(c)	12,000,000	$1.16985	$14,038,200		$0.00015310	$2,149.25
	Other	Warrant to purchase Common Stock	—	6,000,000	—		(3)	—	—
	Total Offering Amounts					$14,038,200			$2,149.25
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$2,149.25

(1)	Represents the shares of Common Stock, par value $0.0001 per share (the “Common Stock”) of Allied Gaming & Entertainment Inc. (the “Registrant”) that will be offered for resale by the selling securityholder pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)	Estimated in accordance with Rule 457(c) solely for the purpose of calculating the total registration fee on the basis of $1.16985 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on November 7, 2024, which is within five business days of the filing of this registration statement.

(3)	In accordance with Rule 457(g) of the Securities Act, the entire registration fee for the warrants is allocated to the shares of Common Stock underlying the warrants, and no separate fee was payable for the warrants.